Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into in duplicate as of June 20,2012 by and between Pioneer Bankshares, Inc., a Virginia corporation (the “Company”), and Richard T. Spurzem (“Seller”).

WITNESSETH:

The Seller desires to sell, and the Company desires to purchase 90,220 shares of common stock of the Company (the “Offered Shares”) representing the entire stock holding of Seller in the Company, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Shares.

The Company hereby agrees to purchase from the Seller and the Seller hereby agrees to sell to the Company, on the Closing Date (as defined below), the Offered Shares free and clear of all Encumbrances (as defined below) for the Purchase Price. The “Purchase Price” shall be one million seven hundred and seventy nine thousand, eight hundred and eighty nine dollars ($1,799,889.00) (based on a price of $19.95 per share).

2. Closing; Delivery of and Payment for the Offered Shares.

Subject to the terms and conditions herein, the closing of the purchase and sale of the Offered Shares shall take place on July 20, 2012 (the “Closing Date”) at 2:00 p.m. Eastern Time at the offices of Reed and Reed, a Professional Corporation, 16 S. Court Street, Luray, Virginia 22835 or such earlier or later date as may be agreed to by the parties, subject to the provisions of Section 6. Upon receipt of the Purchase Price in the form of a cashier’s check drawn on Pioneer Bank, Seller shall deliver the Offered Shares to the Company in accordance with the terms of hereof free and clear of all encumbrances.

3. Representations and Warranties.

(a) The Seller represents and warrants to the Company that:

(i) Such Seller is not, and will not become, a party to any agreement, arrangement or understanding with any person that could result in the Company having any obligation or liability for any brokerage fees, commissions or other similar fees or expenses relating to the transaction contemplated by this Agreement; and

(ii) This Agreement shall be the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms.

(b) The Company represents and warrants to the Seller that:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

(ii) The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iii) The Purchase Price payable to the Seller shall be paid as set forth in this Agreement without any deductions or withholdings by any person for brokerage fees, commissions, taxes or other similar fees or expenses relating to the transaction contemplated by this Agreement.

4. Investigation.

Each party has conducted its own investigation with respect to the Offered Shares, acknowledges that the other party may be in possession of material, nonpublic information regarding the Company, and agrees that the other party has no obligation to disclose such information to such party.

5. Closing Conditions.

(a) The obligation of the Company to purchase the Offered Shares on the Closing Date is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i) The representations and warranties made by the Seller in Section (3)(a) of this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii) The Seller shall have good, valid and marketable title to the Offered Shares, free and clear of any and all Encumbrances (“Encumbrance” shall mean any security interest, pledge, lien, charge, voting agreement, proxy, mortgage, option, adverse claim of ownership or use, or any other encumbrance of any kind, character or description whatsoever), and shall delivery to the Company the certificates representing the Offered Shares along with the related stock powers duly endorsed by the Seller, so as to permit the Company to transfer the stock, together with evidence satisfactory to Company’s legal counsel that all liens thereon, if any, have been satisfied.

(iii) The Seller shall have the sole right to dispose of or direct the disposition of the Offered Shares.

(b) The obligation of the Seller to sell the Offered Shares on the Closing Date is subject to the satisfaction, on or prior to the Closing Date, of the following conditions: The representations and warranties made by the Company in Section (3)(b) of this Agreement shall be true and correct in all material respects as of the Closing Date.

6. Termination.

The Company or the Seller may terminate this Agreement, by notice to the other, if the Closing has not occurred by July 31,2012 other than by reason of a breach of this Agreement by the party seeking to terminate.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(b) This Agreement shall be binding upon the respective successors and assigns of the parties hereto.

(c) In the event that any provision of this Agreement is adjudicated invalid, illegal or unenforceable, such adjudication shall not affect the validity, legality or enforceability of any other provision, and this Agreement shall be construed as though such invalid, illegal or unenforceable provision had never been contained herein.

(d) The Seller and the Company agree that money damages are inadequate and that each will suffer irreparable harm with respect to a failure to abide by any covenant made under the terms of this Agreement or any requirement under this Agreement relating to or affecting the sale of the Offered Shares, and that, accordingly, in addition to any money damages which might be awarded with reasonable certainty, each shall be entitled to demand specific performance or to seek injunctive relief whether with regard to a breach or contemplated breach. All rights, remedies and benefits specified in this Agreement, including, but not limited to the rights, remedies and benefits contained in this Section 7(d) are not exclusive of any rights, remedies or benefits which any party may otherwise have.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(f) This Agreement constitutes the entire agreement between the parties and no term or provision of this Agreement may be waived or modified unless in writing signed by the party against whom such waiver or modification is sought to be enforced.

WITNESS the following signatures:

PIONEER BANKSHARES, INC.

By:	/s/ Thomas R. Rosazza	Acceptance Date: June 28, 2012
Thomas Rosazza
President and Chief Executive Officer

SELLER

By:	/s/ Richard T. Spurzem
Richard T. Spurzem